Exhibit 99.1

First Bancorp. Announces Earnings for the Quarter Ended June 30, 2020

  Net income of $21.3 million, or $0.09 per diluted share, for the second quarter of 2020, compared to $2.3 million, or $0.01 per diluted share, for the first quarter of 2020. The net income for the second and first quarters of 2020 included the following items of note:

- Provision for credit losses on loans, finance leases and debt securities of $39.0 million for the second quarter of 2020, compared to a provision of $77.4 million for the first quarter of 2020. The provision for the second quarter of 2020 includes a reserve build1 for loans, finance leases and debt securities of $29.1 million ($19.2 million after-tax, or $(0.09) per diluted share), compared to $59.8 million ($39.8 million after-tax, or $(0.18) per diluted share) in the first quarter of 2020, reflecting further deterioration in forecasted economic conditions since the end of the first quarter, driven by the continued effect of the COVID-19 pandemic.

- Benefit from business interruption insurance recovery of $5.0 million ($3.1 million after-tax, or $0.01 per diluted share) for the second quarter of 2020 related to lost profits caused by Hurricanes Irma and Maria in 2017, compared to hurricane-related expenses insurance recoveries of $1.2 million ($0.7 million after-tax, or $0.00 per diluted share) for the first quarter of 2020.

- Merger and restructuring costs of $2.9 million ($1.8 million after-tax, or $(0.01) per diluted share) for the second quarter of 2020 associated with the pending acquisition of Banco Santander Puerto Rico (“BSPR”), compared to $0.8 million ($0.5 million after-tax, or $0.00 per diluted share) for the first quarter of 2020.

- COVID-19 pandemic-related expenses of $3.0 million ($1.9 million after-tax, or $(0.01) per diluted share) for the second quarter of 2020, compared to $0.4 million ($0.2 million after-tax, or $0.00 per diluted share) for the first quarter of 2020.

- A tax-exempt gain of $8.2 million in the first quarter of 2020, or $0.04 per diluted share, resulting from sales of approximately $275.6 million of U.S. agencies mortgage-backed securities (“MBS”).

  Income before income taxes of $27.3 million for the second quarter of 2020, compared to a loss before income taxes of $0.7 million for the first quarter of 2020.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $67.3 million for the second quarter of 2020, compared to $68.5 million for the first quarter of 2020.
  Net interest income decreased by $3.4 million to $135.2 million for the second quarter of 2020, compared to $138.6 million for the first quarter of 2020, primarily due to the downward repricing of variable-rate commercial loans, and interest-bearing cash balances maintained at the Federal Reserve Bank of New York (the “FED”), as well as an increase in the premium amortization expense on U.S. agencies MBS, all affected by significantly lower market interest rates. These variances were partially offset by lower rates paid on interest-bearing deposits and an increase in the average balance of loans, driven by the origination of approximately $375 million of Small Business Administration Paycheck Protection Program (“SBA PPP”) loans during the second quarter.
  Net interest margin was 4.22% for the second quarter of 2020, compared to 4.63% for the first quarter of 2020, reflecting, among other things, the aforementioned effects of a lower interest rate environment on variable-rate commercial loans and MBS prepayment rates. In addition, net interest margin was adversely affected by a higher proportion of low-yielding assets, such as SBA PPP loans, interest-bearing cash balances, and U.S. agencies bonds, to total interest-earning assets.
  Non-interest income decreased by $9.3 million to $20.9 million for the second quarter of 2020, compared to $30.2 million for the first quarter of 2020, primarily due to the positive effects in the first quarter of the aforementioned $8.2 million tax-exempt gain on sales of U.S. agencies MBS and seasonal insurance contingent commissions of $3.1 million, partially offset by the business interruption insurance recovery of $5.0 million recorded in the second quarter of 2020. In addition, service charges on deposit accounts decreased by $1.5 million and transactional fee income from credit and debit cards, automated teller machines (ATMs), point-of-sale (POS), and merchant-related activity decreased by $0.9 million, all adversely affected by disruptions caused by quarantines and lockdowns of non-essential businesses in connection with the COVID-19 pandemic, which in Puerto Rico were imposed in mid-March.
  Non-interest expenses decreased by $2.4 million to $89.8 million for the second quarter of 2020, compared to $92.2 million for the first quarter of 2020, primarily due to lower employees’ compensation and benefit expenses, business promotion expenses, and losses on other real estate owned (“OREO”) operations. On a non-GAAP basis, adjusted non-interest expenses, excluding the effect of merger and restructuring costs, COVID-19 pandemic-related expenses, and hurricane-related expenses insurance recoveries, decreased by $8.2 million to $83.9 million for the second quarter of 2020 compared to $92.1 million for the first quarter of 2020.
  Income tax expense of $6.0 million for the second quarter of 2020, compared to an income tax benefit of $3.0 million for the first quarter of 2020.
  On March 15, 2020, the governor of Puerto Rico declared a full lock down of non-essential businesses effective March 16, 2020 that continued until May 3, 2020. On May 4, 2020, the Puerto Rico government began to implement a gradual reopening plan beginning with the finance and real estate sectors and followed by the manufacturing and construction sectors in the middle of May. While most other parts of the economy of Puerto Rico have reopened, under new guidelines that affect how individuals interact and how businesses and government operate, the results for the second quarter of 2020 continued to be adversely affected by reductions in transaction volumes due to disruptions caused by the COVID-19 pandemic.
  Credit quality variances:

- Non-performing assets decreased by $14.0 million to $303.8 million as of June 30, 2020, compared to $317.8 million as of March 31, 2020. The decrease was primarily related to a $6.0 million decrease in nonaccrual consumer loans, driven by charge-offs and collections recorded in the second quarter, the payoff of a $2.0 million nonaccrual commercial mortgage loan, and a $3.4 million decrease in the OREO portfolio balance driven by sales of residential properties.

- The annualized net charge-off rate was 0.43% for the second quarter of 2020, compared to 0.78% for the first quarter of 2020.

  Total deposits, excluding brokered deposits and government deposits, increased by $1.0 billion to $8.9 billion as of June 30, 2020, consisting of a growth of $962.5 million in the Puerto Rico region, as well as increases of $59.9 million and $26.1 million in the Virgin Islands and Florida regions, respectively. The most significant increases were in demand deposits, which grew by 26%, or $838.9 million, and saving deposits, which grew by 11%, or $223.0 million, which in part reflect the payments received by individuals and commercial customers from government stimulus packages intended to mitigate the effects of the COVID-19 pandemic, as well as the effects of the payment deferral programs and reductions in consumer spending.
  Brokered certificates of deposits (“CDs”) decreased by $88.6 million during the second quarter to $363.4 million as of June 30, 2020. Meanwhile, non-maturity brokered deposits increased in the quarter by $24.0 million to $247.2 million as of June 30, 2020 as a result of an increase in the balance of a money market account maintained by a deposit broker.
  Government deposits increased in the quarter by $150.4 million and totaled $1.2 billion as of June 30, 2020, reflecting increases of $101.3 million, $48.2 million, and $0.9 million in the Puerto Rico, Virgin Islands, and Florida regions, respectively. The growth reflects an increase in balances of transactional accounts of public corporations and agencies of the Puerto Rico government and transactional accounts of the central government in the U.S. Virgin Islands.
  Total loans increased in the quarter by $354.2 million to $9.4 billion as of June 30, 2020. The increase consisted primarily of a $330.0 million growth in commercial and construction loans, including SBA PPP loans with a book value of $359.6 million as of June 30, 2020, and a $41.6 million increase in residential mortgage loans, partially offset by a $17.4 million decrease in consumer loans. The increase in residential mortgage loans was driven by a $35.1 million increase in the amount of rebooked Ginnie Mae (“GNMA”) loans that are eligible for repurchase based on GNMA’s specified delinquency criteria.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $902.9 million in the second quarter of 2020, compared to $802.6 million in the first quarter of 2020. The variance includes an increase of $172.7 million in commercial and construction loan originations, driven by the approximately $375 million of SBA PPP loans originated in the second quarter, and a $34.6 million increase in residential mortgage loan driven by a higher volume of refinancings. These variances were partially offset by a $107.0 million decline in consumer loan originations.

  Liquidity levels have remained high with the cash and liquid securities to total assets ratio exceeding 21.0% as of June 30, 2020, compared to 17.5% as of March 31, 2020.
  Total capital, common equity Tier 1 capital (“CET1”), Tier 1 capital, and leverage ratios of 25.08%, 21.52%, 21.90%, and 15.23%, respectively, as of June 30, 2020. The tangible common equity ratio was 15.25% as of June 30, 2020.

a Reserve build represents the amount by which the provision for credit losses exceeds net charge-offs, while reserve release represents the amount by which net charge-offs exceeded the provision for credit losses.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 28, 2020--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $21.3 million, or $0.09 per diluted share, for the second quarter of 2020, compared to $2.3 million, or $0.01 per diluted share, for the first quarter of 2020, and $41.3 million, or $0.19 per diluted share, for the second quarter of 2019.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “As our industry continues to adapt to the operational and service challenges brought by the pandemic, we are extremely proud of our employees’ commitment to service our communities and clients and the efforts to support the safe reopening of our economy. In the second quarter, we generated net income of $21.3 million, or $0.09 per share. Deteriorating trends in economic forecasts required an additional reserve build of $29.1 million this quarter, which impacted our bottom-line results. Pre-tax, pre-provision income was $67 million in the second quarter. Despite the significant increase in the Allowance for Credit Losses (ACL) in the first semester of the year, we remain extremely well-capitalized, with a total risk-based capital ratio of 25.1%, among the best capitalized banks in the U.S. The ACL coverage of 3.55% to total loans, excluding SBA PPP loans, is also among the highest levels for the banking sector. We continue to achieve progress working down our nonperforming assets which now represent only 2.2% of total assets.

While the gradual reopening efforts continue, which began late in the second quarter, we are seeing resilience in our customer base. Loan origination activity picked-up in June, which represented approximately 60% of overall quarterly originations in both the consumer and the residential portfolios. Our focus this quarter has been maximizing assistance to our borrowers through the CARES Act. To date, we have supported more than 6,000 commercial clients with $390 million in approved and funded SBA PPP loans. The additional liquidity resulting from government stimulus was evidenced by the strong growth in our deposit base. We grew an astounding $1.2 billion in core deposits, a 13.5% increase on a linked quarter. Excluding government deposits, the increase in core deposits was $1.0 billion across all our three regions. In Puerto Rico, we experienced a significant increase of over 300% in our customer base weekly merchant point of sale activity for the last week of June when compared to the last week of March, and the last month has been outpacing 2019 activity. While the second quarter results and business volumes were hampered by the lockdown, the increased activity in the latter half of the quarter is a good indicator of the strength of our customer base. We remain fully committed to the safety of our employees and customers as the top priority.

While we still face much uncertainty around the pandemic and the path of the economy, our fortress balance sheet and battle tested management team give us great optimism for overcoming the pandemic challenges.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, adjusted non-interest expenses, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”), and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

SPECIAL ITEMS

The financial results for the second and first quarters of 2020 and the second quarter of 2019 included the following Special Items:

Quarter ended June 30, 2020

- A $5.0 million ($3.1 million after-tax) benefit resulting from the final settlement of the Corporation’s business interruption insurance claim related to lost profits caused by Hurricanes Irma and Maria in 2017.

- Merger and restructuring costs of $2.9 million ($1.8 million after-tax) in connection with the previously announced stock purchase agreement with Santander Holdings USA, Inc. relating to the Corporation’s acquisition of BSPR and related restructuring initiatives. Merger and restructuring costs in the second quarter of 2020 primarily included consulting, legal, and other pre-conversion related efforts associated with the pending acquisition of BSPR.

- Costs of $3.0 million ($1.9 million after-tax) related to the COVID-19 pandemic response efforts, including approximately $1.7 million in bonuses paid to branch personnel and other essential employees for working during the pandemic, as well as other employee-related expenses such as expenses for the administration of COVID-19 tests and purchases of personal protective equipment.

- A $0.2 million loss realized on sales of U.S. agencies MBS. The loss, realized at the tax-exempt international banking entity subsidiary, had no effect on the income tax expense recorded in the second quarter of 2020.

Quarter ended March 31, 2020

- An $8.2 million gain on sales of approximately $275.6 million of U.S. agencies MBS executed in the latter part of March. The gain, realized at the tax-exempt international banking entity subsidiary, had no effect on the income tax expense recorded in the first quarter of 2020.

- A $1.2 million ($0.7 million after-tax) benefit resulting from insurance recoveries associated with hurricane-related expenses incurred primarily in the Puerto Rico region.

- Merger and restructuring costs of $0.8 million ($0.5 million after-tax) in connection with the pending acquisition of BSPR and related restructuring initiatives.

- Costs of $0.4 million ($0.2 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning and communications with customers.

Quarter ended June 30, 2019

- A $0.8 million ($0.5 million after-tax) benefit resulting from hurricane-related insurance recoveries related to impairments, repairs and maintenance costs incurred on facilities in the British Virgin Islands.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (LOSS) (NON-GAAP)

Net income was $21.3 million for the second quarter of 2020, compared to $2.3 million for the first quarter of 2020. Adjusted net income was $22.0 million, or $0.10 per diluted share, for the second quarter of 2020, compared to an adjusted net loss of $5.9 million, or $(0.03) per diluted share, for the first quarter of 2020. The following table reconciles for the second and first quarters of 2020 and the second quarter of 2019 the net income to adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP financial measures that exclude the Special Items identified above.

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands, except per share information)	June 30, 2020	March 31, 2020	June 30, 2019

Net income, as reported (GAAP)	$21,256	$2,266	$41,287
Adjustments:
Merger and restructuring costs	2,902	845	-
Benefit from hurricane-related insurance recoveries	(5,000)	(1,153)	(820)
Loss (gain) on sales of investment securities	155	(8,247)	-
COVID-19 pandemic-related expenses	2,961	363	-
Income tax impact of adjustments (1)	(324)	(21)	308
Adjusted net income (loss) (Non-GAAP)	$21,950	$(5,947)	$40,775
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income (loss) attributable to common stockholders (Non-GAAP)	$21,281	$(6,616)	$40,106

Weighted-average diluted shares outstanding	$217,570	217,314	$216,978

Earnings Per Share - diluted (GAAP)	$0.09	$0.01	$0.19

Adjusted Earnings (Loss) Per Share - diluted (Non-GAAP)	$0.10	$(0.03)	$0.18

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

INCOME (LOSS) BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $27.3 million for the second quarter of 2020, compared to a loss before income taxes of $0.7 million for the first quarter of 2020. Adjusted pre-tax, pre-provision income was $67.3 million for the second quarter of 2020, down $1.1 million from the first quarter of 2020. The following table reconciles income (loss) before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019

Income (loss) before income taxes	$27,302	$(701)	$53,547	$65,595	$59,298
Add: Provision for credit losses	39,014	77,366	8,473	7,398	12,534
Add/Less: Net loss (gain) on sales of investment securities	155	(8,247)	-	-	-
Add: Credit loss impairment on debt securities	-	-	-	497	-
Less: Accelerated discount accretion due to early payoff of acquired loan	-	-	-	(2,953)	-
Less: Benefit from hurricane-related insurance recoveries	(5,000)	(1,153)	(727)	(379)	(820)
Add: COVID-19 pandemic-related expenses	2,961	363	-	-	-
Add: Merger and restructuring costs	2,902	845	10,850	592	-
Adjusted pre-tax, pre-provision income	$67,334	$68,473	$72,143	$70,750	$71,012

Change from most recent prior quarter (amount)	$(1,139)	$(3,670)	$1,393	$(262)	$989
Change from most recent prior quarter (percentage)	-1.7%	-5.1%	2.0%	-0.4%	1.4%
(1) ASC 326, which became effective on January 1, 2020, requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down. Thus, credit losses on debt securities recorded prior to January 1, 2020 are presented as credit loss impairment on debt securities in the table above, while credit losses on debt securities recorded after January 1, 2020 are presented as part of provision for credit losses in the table above.

(2) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income during the periods indicated:

(Dollars in thousands)	Quarter Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Net Interest Income
Interest income	$158,616	$165,264	$167,620	$172,295	$169,510
Interest expense	23,406	26,615	27,691	27,870	26,964

Net interest income	$135,210	$138,649	$139,929	$144,425	$142,546

Average Balances
Loans and leases	$9,247,878	$8,997,418	$8,952,209	$9,026,725	$9,035,618
Total securities, other short-term investments and interest-bearing cash balances	3,636,532	3,055,546	2,865,530	2,691,584	2,641,185
Average interest-earning assets	$12,884,410	$12,052,964	$11,817,739	$11,718,309	$11,676,803

Average interest-bearing liabilities	$8,436,511	$8,099,199	$7,845,104	$7,819,008	$7,714,393

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.95%	5.51%	5.63%	5.83%	5.82%
Average rate on interest-bearing liabilities - GAAP	1.12%	1.34%	1.40%	1.41%	1.40%
Net interest spread - GAAP	3.83%	4.17%	4.23%	4.42%	4.42%
Net interest margin - GAAP	4.22%	4.63%	4.70%	4.89%	4.90%

Net interest income amounted to $135.2 million for the second quarter of 2020, a decrease of $3.4 million, compared to net interest income of $138.6 million for the first quarter of 2020. The decrease in net interest income was mainly due to:

  A $2.0 million decrease in interest income from interest-bearing cash balances, which consisted primarily of deposits maintained at the FED, with balances at the FED earning interest of 0.10% during the second quarter of 2020 compared to 1.17% in the first quarter of 2020, attributable to declines in the Federal Funds target rate.

  A $1.6 million decrease in interest income on consumer loans, including a $1.3 million reduction in interest income on credit card loans. The decrease in interest income on credit card loans was attributable to several factors including: (i) a $0.6 million decrease in late charges assessed during the second quarter; (ii) a decrease of $16.9 million in the average balance of this portfolio, which resulted in a decrease in interest income of approximately $0.5 million; and (iii) a decrease of approximately $0.3 million related to the downward repricing of the credit card loan portfolio tied to the decline in the Prime rate index.

  A $1.3 million decrease in interest income on investment securities, primarily due to a $1.4 million increase in U.S. agencies MBS premium amortization expense and a $0.3 million decrease related to the effect in the first quarter of accelerated discount accretions recorded in connection with U.S. agencies bonds that were called prior to maturity. These variances were partially offset by a $255.3 million increase in the average volume of U.S. agencies bonds, which resulted in an increase in interest income of approximately $0.4 million. Purchases of U.S. agencies bonds during the second quarter amounted to $385.5 million with an average yield of 1.02%.

  A $0.9 million decrease in interest income on residential mortgage loans, primarily due to a decrease of $43.6 million in the average balance of this portfolio.

  A $0.8 million decrease in interest income on commercial and construction loans, primarily due to the downward repricing of variable-rate commercial and construction loans, which resulted in a decrease in interest income of approximately $2.6 million, partially offset by an increase in interest income of approximately $1.9 million related to SBA PPP loans originated during the second quarter. The average balance of SBA PPP loans for the second quarter was $249.3 million, or 80%, of the $312.5 million increase in the average commercial and construction loan balance.

The interest rate on approximately 41% of the Corporation’s commercial and construction loans is based upon LIBOR indexes and 17% is based upon the Prime rate index. For the second quarter of 2020, the average one-month LIBOR declined 106 basis points, the average three-month LIBOR declined 94 basis points, and the average Prime rate declined 116 basis points, compared to the average rates for such indexes during the first quarter of 2020.

Partially offset by:

  A $3.2 million decrease in interest expense, reflecting a reduction of approximately $3.3 million attributable to the lower average interest rate paid on interest-bearing checking, savings and non-brokered time deposits, partially offset by an increase of approximately $0.7 million related to a $396.0 million increase in the average balance of interest-bearing deposits. In addition, there was a $0.4 million decrease in interest expense related to the downward repricing of junior subordinated debentures tied to the decrease in the three-month LIBOR index.

Net interest margin was 4.22%, compared to 4.63% for the first quarter of 2020. The decrease was primarily attributable to the effect of the low interest rate environment in the repricing of variable rate commercial loans, as well as in the increase in the U.S. agencies MBS premium amortization expense. In addition, net interest margin was adversely affected by a higher proportion of low-yielding assets, such as interest-bearing cash balances, U.S. agencies bonds, and SBA PPP loans, to total interest-earning assets, partially offset by the decrease in the average interest rate paid on interest-bearing deposits. Low-yielding SBA PPP loans accounted for approximately 4 basis points out of the 41 basis point decline in net interest margin.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income during the periods indicated:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2020	2020	2019	2019	2019

Service charges on deposit accounts	$4,475	$5,957	$6,205	$6,108	$5,887
Mortgage banking activities	3,686	3,788	4,640	4,396	4,395
Net (loss) gain on investments and impairments	(155)	8,247	-	(497)	-
Other operating income	12,886	12,208	13,560	11,394	11,941
Non-interest income	$20,892	$30,200	$24,405	$21,401	$22,223

Non-interest income amounted to $20.9 million for the second quarter of 2020, compared to $30.2 million for the first quarter of 2020. The $9.3 million decrease in non-interest income was primarily due to:

  The effect in the first quarter of 2020 of the $8.2 million gain on sales of approximately $275.6 million of available-for-sale U.S. agencies MBS.
  A $3.2 million decrease in insurance income, included as part of “Other operating income” in the table above, primarily reflecting the effect in the first quarter of 2020 of seasonal contingent commissions of $3.1 million, as well as lower credit protection, life, and commercial insurance commissions earned in the second quarter due to a lower volume of loan originations (excluding SBA PPP loans).

  A $1.5 million decrease in service charges on deposits, primarily related to a lower number of returned checks, paid items, and overdraft and cash management fee transactions resulting from the business activity disruptions caused by the COVID-19 pandemic.

  A $0.9 million decrease in transactional fee income from credit and debit cards, ATMs, and POS and merchant-related activity, primarily reflecting lower sales volume due to disruptions caused by quarantines and lockdowns of non-essential businesses in connection with the COVID-19 pandemic, which amount is included as part of “Other operating income” in the table above.

Partially offset by:

  The $5.0 million benefit in the second quarter resulting from the final settlement of the Corporation’s business interruption insurance claim related to lost profits caused by Hurricanes Irma and Maria in 2017, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses during the periods indicated:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2020	2020	2019	2019	2019

Employees' compensation and benefits	$39,532	$42,859	$40,856	$41,409	$40,813
Occupancy and equipment	16,376	15,127	16,151	15,129	15,834
Deposit insurance premium	1,436	1,522	1,674	1,465	1,482
Other insurance and supervisory fees	1,129	1,087	919	960	547
Taxes, other than income taxes	3,577	3,880	3,864	3,904	3,737
Professional fees:
Collections, appraisals and other credit-related fees	1,387	1,696	2,345	1,797	1,946
Outsourcing technology services	7,672	6,829	6,036	6,206	5,798
Other professional fees	2,909	3,268	3,652	3,872	3,927
Credit and debit card processing expenses	3,938	3,950	3,734	4,764	3,820
Business promotion	2,314	3,622	4,060	4,004	3,940
Communications	1,852	1,877	1,591	1,834	1,714
Net loss on other real estate owned ("OREO") operations	811	1,188	3,280	2,578	5,043
Merger and restructuring costs	2,902	845	10,850	592	-
Other	3,951	4,434	3,302	4,319	4,336
Total	$89,786	$92,184	$102,314	$92,833	$92,937

Non-interest expenses amounted to $89.8 million in the second quarter of 2020, a decrease of $2.4 million from $92.2 million in the first quarter of 2020. Included in non-interest expenses are the following Special Items:

  COVID-19 pandemic-related expenses of $3.0 million for the second quarter of 2020, compared to $0.4 million for the first quarter of 2020. The increase was driven by expenses of $1.7 million recorded in the second quarter of 2020 in connection with bonuses paid to branch personnel and other essential employees for working during the pandemic, as well as employee-related expenses such as expenses for the administration of COVID-19 tests and purchases of personal protective equipment, both recorded as part of “Employees’ compensation and benefits” in the table above.

In addition, COVID-19 pandemic-related expenses included: (i) $0.9 million incurred in the second quarter of 2020 associated with cleaning and security protocols, included as part of “Occupancy and equipment” in the table above, compared to $0.1 million in the first quarter of 2020; (ii) $0.3 million incurred in the second quarter of 2020 related to communications established with customers, included as part of “Business promotion” in the table above, compared to $0.2 million in the first quarter of 2020; and (iii) $0.1 million in sales and use taxes incurred in the second quarter of 2020, included as part of “Taxes, other than income taxes” in the table above.

  Merger and restructuring costs associated with the pending acquisition of BSPR of $2.9 million for the second quarter of 2020, compared to $0.8 million for the first quarter of 2020. The increase was primarily related to higher expenses incurred in legal and other pre-integration efforts during the second quarter.
  Hurricane-related expenses insurance recoveries of $1.2 million recorded as an offset of expenses in the first quarter of 2020 that consisted of $0.8 million related to occupancy and equipment costs, $0.2 million related to professional service fees, and $0.2 million related to business promotion expenses.

On a non-GAAP basis, adjusted non-interest expenses, excluding the effect of the Special Items mentioned above, amounted to $83.9 million for the second quarter of 2020, compared to $92.1 million for the first quarter of 2020. The $8.2 million decrease in adjusted non-interest expenses reflects, among other things, the effect of both volume-related expense reductions and a number of expense control measures in response to the current economic environment that include actions such as a hiring freeze, modification of business promotion strategies, elimination of all traveling expenses, and reassessment of project plans, among others. The most significant variances were:

  A $5.0 million decrease in adjusted employees’ compensation and benefits expenses, driven by a $2.7 million increase in deferred loan origination costs in connection with the origination of SBA PPP loans, a decrease of approximately $1.5 million related to lower seasonal payroll taxes and bonuses expenses (as compared to the first quarter of 2020), and a $0.4 million decrease related to a lower headcount.
  A $1.6 million decrease in adjusted business promotion expenses, driven by lower sponsorships, advertising, and marketing activities, as well as a $0.3 million decrease in the cost of the credit card rewards program.
  A $0.5 million decrease in “Other” in the table above reflecting, among other things, a $0.3 million decrease in traveling and mileage expenses and a $0.1 million decrease in non-real estate repossessed assets-related operating expenses.

  A $0.4 million decrease in the net loss on OREO operations, primarily due to a $0.7 million decrease related to lower write-downs and losses on sales of OREO properties and a $0.4 million decrease in OREO-related operating expenses, primarily repairs and property taxes. These variances were partially offset by a $0.7 million decrease in income recognized from rental payments associated with OREO income-producing properties.
  A $0.4 million decrease in adjusted business to business sales and use tax expense, reflected as part of “Taxes, other than income taxes” in the table above, primarily related to legislation enacted in the second quarter that provides for a temporary exemption of the 4% tax associated with the invoicing of business to business services.

  A $0.3 million decrease in adjusted occupancy and equipment costs, primarily related to decreases in rental and maintenance expenses.

  Credit and debit card processing expenses remained relatively flat as a decrease of approximately $0.8 million related to lower transactions volume was offset by the effect of credit card incentive payments of $0.8 million received in the first quarter of 2020.
  Adjusted professional service fees remained relatively flat as an increase of $0.8 million in outsourced technology fees, driven by costs incurred in connection with the platform used for the origination of SBA PPP loans, was offset by a $0.3 million decrease in attorneys’ collection fees, appraisals and title-related matters, and a $0.5 million decrease in consulting, legal, and audit fees.

The adjusted financial metrics presented above are non-GAAP financial measures. See Basis of Presentation for additional information and the reconciliation of total non-interest expenses and certain non-interest expenses components to adjusted total non-interest expenses and certain adjusted non-interest expense components.

INCOME TAXES

The Corporation recorded an income tax expense of $6.0 million for the second quarter of 2020, compared to an income tax benefit of $3.0 million for the first quarter of 2019. The variance was primarily related to the lower provision for credit losses recorded in the second quarter. An income tax benefit of approximately $9.9 million related to the $29.1 million reserve builda for loans, finance leases and debt securities was recorded in the second quarter of 2020 compared to the income tax benefit of approximately $20.0 million recorded in connection with the $59.8 million reserve builda for loans, finance leases and debt securities in the first quarter of 2020.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, increased to 25%, compared to 24% as of the end of the first quarter of 2020, primarily due to an increased taxable income proportionate to pre-tax income. As of June 30, 2020, the Corporation had a deferred tax asset of $306.2 million (net of a valuation allowance of $87.3 million, including a valuation allowance of $50.8 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Nonaccrual loans held for investment:
Residential mortgage	$122,249	$122,903	$121,408	$127,040	$129,501
Commercial mortgage	34,109	35,953	40,076	42,525	77,495
Commercial and Industrial	19,995	19,734	18,773	20,725	21,327
Construction	9,574	9,663	9,782	6,358	6,936
Consumer and Finance leases	18,047	24,042	20,629	19,579	17,846
Total nonaccrual loans held for investment	203,974	212,295	210,668	216,227	253,105

OREO	96,319	99,674	101,626	103,033	118,081
Other repossessed property	3,554	5,832	5,115	5,932	5,744
Total non-performing assets, excluding nonaccrual loans held for sale	$303,847	$317,801	$317,409	$325,192	$376,930

Nonaccrual loans held for sale	-	-	-	6,906	7,144
Total non-performing assets, including nonaccrual loans held for sale (1)	$303,847	$317,801	$317,409	$332,098	$384,074

Past-due loans 90 days and still accruing (2) (3)	$164,519	$132,058	$135,490	$144,787	$142,113
Nonaccrual loans held for investment to total loans held for investment	2.18%	2.35%	2.34%	2.41%	2.78%
Nonaccrual loans to total loans	2.17%	2.35%	2.33%	2.48%	2.85%
Non-performing assets, excluding nonaccrual loans held for sale,
to total assets, excluding nonaccrual loans held for sale	2.16%	2.44%	2.52%	2.60%	3.01%
Non-performing assets to total assets	2.16%	2.44%	2.52%	2.65%	3.06%

(1) Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019 amounted to $134.4 million, $134.0 million, $136.7 million, $139.3 million, and $141.7 million, respectively.

(2) Includes 90-days past due and still accruing PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining the loan pools both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. The amortized cost of 90-days past due and still accruing PCD loans as of June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019 amounted to $25.3 million, $25.4 million, $27.0 million, $27.7 million, and $27.0 million, respectively.

(3) These include loans rebooked, which were previously pooled into GNMA securities amounting to $69.9 million (March 31, 2020 - $34.8 million; December 31, 2019 - $35.3 million; September 30, 2019 - $37.8 million; June 30, 2019 - $40.2 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $14.0 million to $303.8 million as of June 30, 2020, compared to $317.8 million as of March 31, 2020. Total nonaccrual loans decreased by $8.3 million to $204.0 million as of June 30, 2020, compared to $212.3 million as of March 31, 2020.

The decrease in non-performing assets was mainly due to:

- A $6.0 million decrease in nonaccrual consumer loans, primarily auto loans and small personal loans, driven by charge-offs and collections recorded in the second quarter.

- A $3.4 million decrease in the OREO portfolio balance. The decrease was driven by sales of $3.1 million, primarily residential OREO properties in the Puerto Rico region, and approximately $0.5 million of fair value and other adjustments that reduced the OREO carrying value, partially offset by additions of $0.2 million.

- A $2.3 million decrease in non-real estate repossessed assets, primarily repossessed automobiles.

- A $1.7 million decrease in nonaccrual commercial and construction loans, primarily due to the payoff of a $2.0 million nonaccrual commercial mortgage loan in the Virgin Islands region.

- A $0.6 million decrease in nonaccrual residential mortgage loans, driven by charge-offs and loans brought current and restored to accrual status, partially offset by inflows of $3.0 million.

  Inflows to nonaccrual loans held for investment were $10.7 million, a $20.4 million decrease compared to inflows of $31.1 million in the first quarter of 2020. Inflows to nonaccrual residential mortgage loans were $3.0 million in the second quarter of 2020, a decrease of $9.6 million compared to inflows of $12.6 million in the first quarter of 2020. Inflows to nonaccrual consumer loans were $7.1 million, a decrease of $8.5 million compared to inflows of $15.6 million in the first quarter of 2020. Inflows to nonaccrual commercial and construction loans were $0.7 million in the second quarter of 2020, a decrease of $2.2 million compared to inflows of $2.9 million in the first quarter of 2020. The variances primarily reflect the effect of the deferred repayment programs provided to qualified customers affected by the COVID-19 pandemic. See Early Delinquency, Payment Deferral Programs, and SBA PPP Loans below for additional information.
  Adversely classified commercial and construction loans increased by $0.8 million to $117.5 million as of June 30, 2020.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $496.2 million as of June 30, 2020, down $1.1 million from March 31, 2020. Approximately $402.7 million of total TDR loans held for investment were in accrual status as of June 30, 2020. These figures exclude $55.6 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency, Payment Deferral Programs, and SBA PPP Loans

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $91.6 million as of June 30, 2020, a decrease of $3.1 million, compared to $94.7 million as of March 31, 2020. The variances by major portfolio categories were as follow:

- Residential mortgage loans in early delinquency decreased by $2.4 million to $39.6 million as of June 30, 2020, and consumer loans in early delinquency decreased by $11.3 million to $35.6 million as of June 30, 2020. The decreases were primarily related to the combination of payments received and the effect of the deferred repayment programs established by the Corporation to assist customers affected by the COVID-19 pandemic, as further explained below.

- Commercial and construction loans in early delinquency increased in the second quarter by $10.5 million to $16.2 million as of June 30, 2020, including the migration of five lines of credit totaling $12.2 million that had matured for 30 days or more earlier but with respect to which borrowers have continued to make interest and principal payments.

In working with borrowers affected by the COVID-19 pandemic, the Corporation has agreed to let consumer borrowers (i.e., borrowers under residential mortgages, personal loans, auto loans, finance leases and small loans) that were current in their payments or no more than 2 payments in arrears (not having exceeded 89 days past due as of March 16, 2020) to defer payments on their loans for the period through June 30, 2020, with the possibility of a further extension up to September 30, 2020, if needed. Residential mortgage and auto loan borrowers that were over 30 days past due and have received a repayment moratorium, as well as personal loan, small loan, boat loan and finance lease borrowers that have received a repayment moratorium, are required to contact the Corporation to qualify for the additional extension for periods subsequent to June 30, 2020. In the case of credit cards and individual lines of credit, the borrowers were required to be current or less than 29 days past due in their payments as of March 16, 2020 to qualify for the payment deferral program for the period through June 30, 2020, with the possibility of a further extension up to August 31, 2020, if needed. For both consumer and residential mortgage loans subject to the deferral programs, each borrower is required to begin making their regularly scheduled loan payment at the end of the deferral period and the deferred amounts were moved to the end of the loan. The payment deferral programs were applied prospectively beginning, in some instances, with the scheduled contractual payment due in March. For commercial loans, any request for payment deferral is analyzed on a case by case basis. Most of these deferred repayment arrangements have been done under the provisions of the Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act of 2020”) or the Revised Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus. In Puerto Rico, the moratoriums for consumer and residential mortgage products are mandated by local law. On July 15, 2020, the Puerto Rico’s Governor signed a Senate Joint Resolution that extended the moratorium period on residential mortgage loans by two additional months (up to August 2020) for those borrowers that have been affected by the pandemic and were current in their payments.

As of June 30, 2020, the Corporation had under deferred repayment arrangements 76,205 loans, totaling $3.4 billion, or 36% of its total loan portfolio held for investment as shown in the following table:

Payment Deferral Programs
(Dollars in thousands)

	As of June 30, 2020
	Count	Balance
Residential mortgage loans	5,860	$849,571

Commercial and Construction loans	726	1,745,884

Consumer loans	69,619	784,024
Loans held for investment	76,205	$3,379,479
Loans held for sale	-	-
Total loans	76,205	$3,379,479

As of July 24, 2020, approximately $1.7 billion, or 18%, of the total loan portfolio held for investment balance continue to be under deferment programs in accordance with the Corporation’s relief program provisions described above. The $1.7 billion of loans under deferred payment agreements as of July 24, 2020 consisted of 3,630 residential mortgage loans, totaling $570.0 million, 375 commercial and construction loans, totaling $800.7 million, and 29,931 consumer loans, totaling $279.4 million.

In addition, the Corporation had processed over 4,252 loan deferrals, or $524.3 million in mortgage loans serviced for others as of June 30, 2020.

As a certified SBA lender, the Corporation is participating in the SBA Paycheck Protection Program (PPP) to help provide loans to the Corporation’s small business customers to provide them with additional working capital. During the second quarter of 2020, the Corporation originated 5,423 loans under this program, totaling approximately $375.2 million, of which $368.7 million (book value as of June 30, 2020 of $359.6 million) was still outstanding as of June 30, 2020. Furthermore, as of July 24, 2020, the Corporation has received approvals for 630 additional client applications and funded $14.9 million during the month of July.

Allowance for Credit Losses

Effective January 1, 2020, the Corporation adopted the current expected credit loss impairment model (“CECL”) required by the Accounting Standards Codification (“ASC”) Topic 326 (“ASC 326”). The adoption of this standard replaced the incurred loss methodology with a methodology, which is referred to as CECL, to estimate the allowance for credit losses (“ACL”) for the remaining estimated life of a financial asset carried at amortized cost and certain off-balance sheet credit exposures considering, among other things, expected future changes in macroeconomic conditions. ASC 326 does not require restatement of comparative period financial statements; as such, results for the first six months of 2020 reflect the adoption of ASC 326, while prior periods reflect results under the previously required incurred loss methodology.

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the second quarter and six-month period ended June 30, 2020:

	Quarter Ended June 30, 2020
	Loans and	Unfunded Loan		Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(Dollars in thousands)
Allowance for credit losses, beginning balance	$292,774	$5,741		$9,268	$368	$308,151
Provision for credit losses	36,408	1,343		-	1,263	39,014
Net charge-offs	(9,885)	-		-	-	(9,885)
Allowance for credit losses, end of period	$319,297	$7,084	(1)	$9,268	$1,631	$337,280

(1) Included in accounts payable and other liabilities.

	Six-Month Period Ended June 30, 2020
	Loans and	Unfunded Loan		Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(Dollars in thousands)
Allowance for credit losses, beginning balance prior to adoption of CECL	$155,139	$-		$-	$-	$155,139
Impact of adopting CECL (cumulative transition adjustment) (2)	81,165	3,922		8,134	-	93,221
Allowance for credit losses, January 1, 2020	236,304	3,922		8,134	-	248,360
Provision for credit losses	110,453	3,162		1,134	1,631	116,380
Net charge-offs	(27,460)	-		-	-	(27,460)
Allowance for credit losses, end of period	$319,297	$7,084	(1)	$9,268	$1,631	$337,280

(1) Included in accounts payable and other liabilities.
(2) Cumulative effect adjustment recorded on January 1, 2020.

The main variances of the total ACL by main categories follow:

Allowance for Credit Losses for Loans and Finance Leases

The following table sets forth information concerning the allowance for credit losses for loans and finance leases during the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019

Allowance for credit losses, beginning balance	$292,774	$155,139	$165,575	$172,011	$183,732
Impact of adopting ASC 326	-	81,165	-	-	-
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	292,774	236,304	165,575	172,011	183,732
Provision for credit losses	36,408	74,045	8,473	7,398	12,534
Net (charge-offs) recoveries of loans:
Residential mortgage	(1,794)	(3,779)	(5,930)	(4,414)	(4,188)
Commercial mortgage	25	(84)	(103)	(717)	(11,598)
Commercial and Industrial	5	(10)	208	1,439	(83)
Construction	(54)	24	(8)	211	237
Consumer and finance leases	(8,067)	(13,726)	(13,076)	(10,353)	(8,623)
Net charge-offs	(9,885)	(17,575)	(18,909)	(13,834)	(24,255)
Allowance for credit losses on loans and finance leases, end of period	$319,297	$292,774	$155,139	$165,575	$172,011

Allowance for credit losses on loans and finance leases to period end total loans held for investment	3.41%	3.24%	1.72%	1.85%	1.89%
Net charge-offs (annualized) to average loans outstanding during the period	0.43%	0.78%	0.84%	0.61%	1.07%
Provision for credit losses on loans and finance leases to net charge-offs during the period	3.68x	4.21x	0.45x	0.53x	0.52x
  As of June 30, 2020, the ACL for loans and finance leases was $319.3 million, up $26.5 million from March 31, 2020, driven by further deterioration in the macroeconomic outlook since the end of the first quarter primarily as a result of the continued effect and uncertainty regarding the COVID-19 pandemic.
  The provision for credit losses on loans and finance leases was $36.4 million for the second quarter of 2020, down $37.6 million from $74.0 million in the first quarter of 2020. The variances by major portfolio categories are as follow:

- Provision for credit losses on commercial and construction loans of $18.0 million, compared to $24.6 million in the first quarter of 2020. The decrease reflects the effect in the first quarter of the significant initial estimated effect of the COVID-19 pandemic on economic conditions. Notwithstanding the decrease in the provision, the commercial and construction reserve builda in the second quarter of 2020 of $18.0 million reflects a worse than initially anticipated effect of the COVID-19 pandemic in current and forecasted economic conditions. The reserve builda during the second quarter was primarily for commercial mortgage and construction loans across multiple sectors with the largest impact in the hospitality, office and retail real estate industries.

- Provision for credit losses on residential mortgage loans of $6.2 million, compared to $16.2 million in the first quarter of 2020. The decrease reflects the effect in the first quarter of the significant initial estimated effect of the COVID-19 pandemic on economic conditions. The residential mortgage reserve builda for the second quarter of 2020 was $4.4 million, driven by further deterioration in forecasted economic conditions since the end of the first quarter of 2020.

- Provision for credit losses on consumer loans and finance leases of $12.2 million, compared to $33.2 million in the first quarter of 2020. The decrease reflects the effect in the first quarter of the significant initial estimated effect of the COVID-19 pandemic on economic conditions. The consumer loan reserve builda for the second quarter of 2020 was $4.1 million, largely for auto loans and finance leases, also driven by further deterioration in forecasted economic variables.

  The ratio of the allowance for credit losses for loans and finance leases to total loans held for investment was 3.41% as of June 30, 2020, compared to 3.24% as of March 31, 2020. On a non-GAAP basis, excluding SBA PPP loans, the ratio of the allowance for credit losses for loans and finance leases to adjusted total loans held for investment was 3.55% as of June 30, 2020. The ratio of the total allowance for credit losses for loans and finance leases to nonaccrual loans held for investment was 156.54% as of June 30, 2020, compared to 137.91% as of March 31, 2020.

The following table sets forth information concerning the composition of the Corporation’s allowance for credit losses for loans and finance leases as of June 30, 2020 and March 31, 2020 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of June 30, 2020

Total loans held for investment:
Amortized cost	$2,890,301	$4,180,672	$2,295,243	$9,366,216
Allowance for credit losses on loans	111,450	95,545	112,302	319,297
Allowance for credit losses on loans to amortized cost	3.86%	2.29%	4.89%	3.41%

As of March 31, 2020

Total loans held for investment:
Amortized cost	$2,875,672	$3,850,646	$2,312,629	$9,038,947
Allowance for credit losses on loans	107,082	77,534	108,158	292,774
Allowance for credit losses on loans to amortized cost	3.72%	2.01%	4.68%	3.24%

Net Charge-Offs

The following table presents ratios of annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019

Residential mortgage	0.25%	0.52%	0.80%	0.58%	0.54%

Commercial mortgage	-0.01%	0.02%	0.03%	0.19%	2.97%

Commercial and Industrial	0.00%	0.00%	-0.04%	-0.26%	0.01%

Construction	0.13%	-0.08%	0.03%	-0.81%	-1.03%

Consumer and finance leases	1.41%	2.38%	2.34%	1.92%	1.68%

Total loans	0.43%	0.78%	0.84%	0.61%	1.07%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $9.9 million for the second quarter of 2020, or an annualized 0.43% of average loans, compared to $17.6 million, or an annualized 0.78% of average loans, in the first quarter of 2020. The decrease of $7.7 million in net charge-offs was mainly related to:

  A $5.7 million decrease in consumer loan net charge-offs, primarily reflecting decreases in charge-offs taken on auto, personal loans and credit cards related, in part, to the effect of the deferred repayment arrangements provided to consumer borrowers affected by the COVID-19 pandemic that maintained the delinquency status that existed at the date of the event until the end of the deferral period.
  A $2.0 million decrease in residential mortgage loan net charge-offs, primarily related to a lower amount of charge-offs taken on collateral dependent loans with high delinquency levels.

Commercial and construction loan net charge-offs have been less than $0.1 million in each of the last two quarters.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period in which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of June 30, 2020, the ACL for off-balance sheet credit exposures was $7.0 million, up $ 1.3 million from $5.7 million as of March 31, 2020. The $1.3 million increase was recorded as a charge to the provision in the second quarter of 2020, and reflects the effect of further deterioration in current and forecasted economic conditions since the end of the first quarter driven by the continued effect of the COVID-19 pandemic. The increase was primarily related to certain unfunded construction loan commitments for hotels in the Puerto Rico region.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of June 30, 2020, the held-to-maturity securities portfolio consisted of Puerto Rico municipal bonds. As of each of June 30 and March 31, 2020, the ACL for held-to-maturity debt securities was $9.3 million.

Allowance for Credit Losses for Available-for-Sale Debt Securities

As of June 30, 2020, the ACL for available-for-sale debt securities was $1.6 million, up $1.2 million from $0.4 million as of March 31, 2020. The $1.2 million increase was recorded as a charge to the provision in the second quarter of 2020, primarily in connection with private label MBS and a residential mortgage pass-through MBS issued by the Puerto Rico Housing Finance Authority (“PRHFA”) held as part of the available-for-sale investment securities portfolio. The ACL was derived from a decline in the present value of expected cash flows taking into consideration the performance of the underlying mortgages and the effect of a deterioration in forecasted economic conditions due to the COVID-19 pandemic.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $14.1 billion as of June 30, 2020, up $1.0 billion from March 31, 2020.

The following variances within the main components of total assets were noted:

  A $787.6 million increase in investment securities, mainly driven by purchases of $990.4 million of U.S. agencies MBS and bonds and a $4.2 million increase in the fair value of available-for-sale securities, partially offset by approximately $97.6 million of U.S. agencies bonds that matured or were called prior to maturity during the second quarter and prepayments of $100.9 million of U.S. agencies residential pass-through MBS.
  A $354.2 million increase in total loans. The variance consisted of increases of $253.2 million in the Puerto Rico region, $79.2 million in the Florida region, and $21.8 million in the Virgin Islands region. On a portfolio basis, the increase consisted of a $330.0 million growth in commercial and construction loans (including $359.6 million of SBA PPP loans), and a $41.6 million increase in residential mortgage loans, partially offset by a $17.4 million decrease in consumer loans.

The increase in total loans in the Puerto Rico region consisted of increases of $221.4 million and $46.3 million in commercial and construction loans and residential mortgage loans, respectively, partially offset by a $14.6 million decrease in consumer loans. The increase in commercial and construction loans includes SBA PPP loans originated during the second quarter with a book value of $241.1 million as of June 30, 2020, partially offset by a $16.2 million decrease in the outstanding balance of floor plan lines of credit. The increase in residential mortgage loans in the Puerto Rico region reflects, among other things, a $35.1 million increase related to loans previously sold to GNMA that meet GNMA’s specified delinquency criteria and are eligible for repurchase, and a $22.9 million increase in conforming loans held for sale, partially offset by collections and charge-offs. Approximately 93% of the $73.4 million in residential mortgage loan originations in the Puerto Rico region during the second quarter of 2020 consisted of conforming loan originations and refinancings. The decrease in consumer loans was driven by collections and charge-offs that exceeded a reduced volume of new loan originations affected by interruptions caused by the COVID-19 pandemic. As of the date hereof, the amount of draws from unfunded loan commitments has not increased significantly due to the COVID-19 pandemic.

The increase in total loans in the Florida region consisted of an $85.2 million increase in the balance of commercial and construction loans (including SBA PPP loans totaling $90.9 million), partially offset by reductions of $3.4 million in residential mortgage loans and $2.7 million in consumer loans.

The increase in total loans in the Virgin Islands region consisted of a $23.4 million increase in the balance of commercial and construction loans (including SBA PPP loans totaling $27.6 million), partially offset by reductions of $1.4 million in residential mortgage loans and $0.1 million in consumer loans. The increase in commercial and construction loans resulting from the origination of SBA PPP loans was partially offset by repayments, including the payoff of a $2.0 million nonaccrual commercial mortgage loan.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), increased by $100.2 million to $902.9 million in the second quarter of 2020, compared to $802.6 million in the first quarter of 2020. The variance reflects an increase of $172.7 million in commercial and construction loan originations, including the effect of the approximately $375 million of SBA PPP loans originated in the second quarter, and a $34.6 million increase in residential mortgage loans driven by a higher volume of refinancings due to the lower mortgage loan interest rate environment in the second quarter. These variances were partially offset by a $107.0 million decline in consumer loan originations affected by disruptions caused by the COVID-19 pandemic. Notwithstanding the decrease in consumer loans originations, as compared to the first quarter, the auto loans and finance leases originations picked up in the month of June after the re-opening of the auto retail industry, with originations over $40 million and $15 million, respectively, which are volumes consistent with pre-COVID-19 pandemic levels.

Total loan originations in the Puerto Rico region increased by $7.2 million to $618.6 million in the second quarter of 2020, compared to $611.4 million in the first quarter of 2020. The increase in the Puerto Rico region consisted of increases of $98.2 million in commercial and construction loan originations and $12.9 million in residential mortgage loan originations, partially offset by a $103.9 million decrease in consumer loan originations. The increase in commercial and construction loan originations was driven by the origination of $252.0 million of SBA PPP loans, partially offset by a $67.2 million decrease in the utilization of floor plan lines of credit and the effect in the first quarter of the refinancing of two large commercial mortgage loans totaling $71.8 million. The increase in residential mortgage loans was driven by refinancings, while the decrease in consumer loan originations reflects the effect of disruptions caused by the COVID-19 pandemic.

Total loan originations in the Florida region increased by $67.2 million to $243.4 million in the second quarter of 2020, compared to $176.2 million in the first quarter of 2020. The increase in the Florida region consisted of an increase of $45.4 million in commercial and construction loan originations and a $21.9 million increase in residential mortgage loan originations, partially offset by a $0.1 million decrease in consumer loan originations. The increase in commercial and construction loan originations was driven by the origination of $93.5 million of SBA PPP loans, partially offset by a reduced volume of new non-SBA PPP loan originations. The increase in residential mortgage loan originations in the Florida region was driven by an increased volume of refinancings due to lower mortgage loan interest rates in the second quarter.

Total loan originations in the Virgin Islands region increased by $25.8 million to $40.8 million in the second quarter of 2020, compared to $15.0 million in the first quarter of 2020. The increase in the Virgin Islands region consisted of a $29.0 million increase in commercial and construction loan originations, including $29.7 million of SBA PPP loans, partially offset by decreases of $3.1 million and $0.1 million in consumer loans and residential mortgage loan originations, respectively.

  A $213.8 million increase in cash and cash equivalents attributable, among other things, to additional liquidity in connection with the growth in total deposits.
  A $284.2 million decrease in accounts receivable on unsettled investment sales, included as part of Other assets in the consolidated statements of financial condition, related to the settlement in the second quarter of the aforementioned sale of U.S. agencies MBS executed in the latter part of March.

Total liabilities were approximately $11.9 billion as of June 30, 2020, up $1.0 billion from March 31, 2020.

The increase in total liabilities was mainly due to:

  A $1.0 billion increase in total deposits, excluding brokered deposits and government deposits, reflecting increases of $962.5 million in the Puerto Rico region, $59.9 million in the Virgin Islands region, and $26.1 million in the Florida region. The most significant increases were in demand deposits, which grew by 26%, or $838.9 million, and saving deposits, which grew by 11%, or $223.0 million, which in part reflect the effect of payments received by individuals and commercial customers from government stimulus packages intended to mitigate the effects of the COVID-19 pandemic, as well as the effects of payment deferral programs and reductions in consumer spending.
  A $150.4 million increase in government deposits, reflecting increases of $101.3 million in the Puerto Rico region, $48.2 million in the Virgin Islands region, and $0.9 million in the Florida region. The growth reflects an increase in balances of transactional accounts of public corporations and agencies of the Puerto Rico government and transactional accounts of the central government in the U.S. Virgin Islands.

Partially offset by:

  A $64.6 million decrease in brokered deposits, reflecting the effect of the maturity of approximately $88.6 million of brokered CDs, with an all-in cost of 1.97%, that were paid off during the second quarter, partially offset by an increase of $24.0 million in the balance of a money market account maintained by a deposit broker.

  A $75.0 million decrease in FHLB advances, consisting of $45.0 million of maturing long-term FHLB advances that carried an average cost of 1.87% and were paid off during the second quarter, and the repayment of a $30.0 million short-term FHLB advance carried at a cost of 0.59%.
  A $60.0 million decrease related to the repayment in the second quarter of short-term funding obtained from the Primary Credit FED discount window program, reported as Loans payable in the consolidated statements of financial condition.

Total stockholders’ equity amounted to $2.2 billion as of June 30, 2020, an increase of $15.1 million from March 31, 2020. The increase was driven by earnings generated in the second quarter, and a $4.2 million increase in the fair value of available-for-sale investment securities recorded in other comprehensive income in the consolidated statements of financial condition, partially offset by common and preferred stock dividends declared in the second quarter totaling $11.6 million.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 21.52%, 21.90%, 25.08% and 15.23%, respectively, as of June 30, 2020, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 21.79%, 22.19%, 25.42%, and 15.98%, respectively, as of March 31, 2020.

The decreases in the common equity tier 1 capital, tier 1 capital, and total capital ratios were driven by a $255.7 million increase in risk-weighted assets that reflects the effect of both the increase in total investment securities and the adoption of the Basel III Final Rule provision that increased the risk-weighting of mortgage servicing rights and temporary differences deferred tax assets from 100% to 250%. The decrease in the leverage capital ratio was driven by a $815.9 million increase in total average assets primarily due to increases in investment securities and interest-bearing cash balances deposited at the FED.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 20.02%, 23.32%, 24.59%, and 16.23%, respectively, as of June 30, 2020, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 20.26%, 23.66%, 24.92% and 17.05%, respectively, as of March 31, 2020.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 15.25% as of June 30, 2020, compared to 16.36% as of March 31, 2020.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Tangible Equity:
Total equity - GAAP	$2,214,834	$2,199,751	$2,228,073	$2,200,595	$2,152,976
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(2,668)	(3,141)	(3,615)	(4,137)	(4,659)
Core deposit intangible	(3,086)	(3,287)	(3,488)	(3,695)	(3,903)
Insurance customer relationship intangible	(394)	(432)	(470)	(508)	(546)

Tangible common equity	$2,144,484	$2,128,689	$2,156,298	$2,128,053	$2,079,666

Tangible Assets:
Total assets - GAAP	$14,096,406	$13,047,977	$12,611,266	$12,530,713	$12,537,196
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(2,668)	(3,141)	(3,615)	(4,137)	(4,659)
Core deposit intangible	(3,086)	(3,287)	(3,488)	(3,695)	(3,903)
Insurance customer relationship intangible	(394)	(432)	(470)	(508)	(546)

Tangible assets	$14,062,160	$13,013,019	$12,575,595	$12,494,275	$12,499,990

Common shares outstanding	218,158	218,161	217,359	217,361	217,328

Tangible common equity ratio	15.25%	16.36%	17.15%	17.03%	16.64%
Tangible book value per common share	$9.83	$9.76	$9.92	$9.79	$9.57

Exposure to Puerto Rico Government

As of June 30, 2020, the Corporation had $203.5 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $203.3 million as of March 31, 2020. Approximately $181.5 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. The Corporation’s total direct exposure to the Puerto Rico Government also included $13.9 million in loans extended to an affiliate of a public corporation, and obligations of the Puerto Rico Government, specifically bonds of the PRHFA, at an amortized cost of $8.1 million (fair value of $7.2 million as of June 30, 2020), included as part of the Corporation’s available-for-sale investment securities portfolio. These bonds include a residential pass-through MBS issued by the PRHFA that is collateralized by certain second mortgages with a fair value of $3.0 million, which had an unrealized loss of $0.8 million as of June 30, 2020. During the second quarter of 2020, the Corporation established an allowance for credit losses of $0.3 million related to such pass-through MBS issued by the PRHFA based on the result of a risk-adjusted discounted cash flow analysis that took into consideration the current performance of the underlying mortgage loans and the deteriorating forecasted economic conditions due to the COVID-19 pandemic.

The aforementioned exposure to municipalities in Puerto Rico included $138.5 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities. In connection with the adoption of ASC 326, the Corporation established during the first quarter of 2020 an allowance for credit losses for such debt securities of $9.3 million that was unchanged as of June 30, 2020.

As of June 30, 2020, the Corporation had $920.1 million of public sector deposits in Puerto Rico, compared to $818.8 million as of March 31, 2020. Approximately 30% is from municipalities and municipal agencies in Puerto Rico and 70% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, July 28, 2020, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s website, www.1firstbank.com, until July 28, 2021. A telephone replay will be available one hour after the end of the conference call through August 25, 2020 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10146345.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: uncertainties relating to the impact of the COVID-19 pandemic, including the recent increase in, and any additional waves of, COVID-19 cases and the development and availability of a vaccine, on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, which can adversely affect repayment patterns, the Puerto Rico economy and the global economy, as well as the risk that COVID-19 may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to COVID-19 and the Corporation’s participation in any such responses or programs, such as the Paycheck Protection Program established by the CARES Act of 2020, including lower net interest margins resulting from the significant number of loans made under the Paycheck Protection Program and any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; risks, uncertainties and other factors related to the proposed acquisition of BSPR, including the impact of the COVID-19 pandemic on the ability to meet any pending closing conditions to the acquisition on a timely basis, the risk that deposit attrition, customer loss and/or revenue loss prior to or following the acquisition may exceed expectations, including because of the impact of the COVID-19 pandemic on customers; the risk that significant costs, expenses, and resources associated with or in funding the acquisition may be higher than expected; the ability to successfully complete the integration of systems, procedures, and personnel of BSPR into FirstBank that are necessary to make the transaction economically successful; the risk that the Corporation may not be able to effectively integrate BSPR into the Corporation’s internal control over financial reporting; the risk that the cost savings and any other synergies from the acquisition may not be fully realized or may take longer to realize than expected; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including a court-supervised debt restructuring process similar to U.S. bankruptcy protection undertaken pursuant to Title III of PROMESA, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; changes in economic and business conditions, including those caused by the COVID-19 pandemic, including the recent increase in, and any additional waves of, COVID-19 cases, or other global or regional health crises as well as past or future natural disasters, such as the earthquakes affecting Puerto Rico’s southern coast, that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve and may result in increased costs or losses of property and equipment and other assets; the impact that a slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; uncertainty as to the timing of the receipt of disaster relief funds allocated to Puerto Rico; a decrease in demand for the Corporation’s products and services, resulting in lower revenues and earnings because of the continued economic recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the deteriorating weakness of the real estate markets and of the consumer and commercial sectors, which may be exacerbated by unemployment and underemployment and government restrictions imposed as a result of the COVID-19 pandemic, including the recent increase in, and any additional waves of, COVID-19 cases, and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the impact of the COVID-19 pandemic on the determination of the allowance for credit losses required by the new CECL accounting standard effective since January 1, 2020; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of the COVID-19 pandemic and the recent increase in, and any additional waves of, COVID-19 cases, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate at the end of 2021; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be credit-related, including additional charges to the provision for credit losses on the Corporation’s remaining $8.1 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and address cyber-security incidents, such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business, may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the pending acquisition of BSPR, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the effect of changes in the interest rate environment, including as a result of the impact of the COVID-19 pandemic, including the recent increase in, and any additional waves of, COVID-19 cases, on the global economy, on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes, such as the hurricanes that affected the Corporation’s service areas in 2017 and the earthquakes experienced in Puerto Rico in early 2020, or health epidemics, such as the COVID-19 pandemic in 2020. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as hurricane-related insurance recoveries, costs incurred in connection with the COVID-19 pandemic response efforts, merger and restructuring costs in connection with the pending acquisition of BSPR, and the accelerated discount from the early payoff of an acquired commercial mortgage loan reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for second and first quarters of 2020, the second quarter of 2019 and the six-month periods ended June 30, 2020 and 2019. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended			Six-Month Period Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Interest Income
Interest income - GAAP	$158,616	$165,264	$169,510	$323,880	$335,982
Unrealized gain on
derivative instruments	-	-	1	-	5
Interest income excluding valuations	158,616	165,264	169,511	323,880	335,987
Prepayment penalty income on a commercial mortgage loan tied to an interest rate swap	-	-	-	-	-
Interest income excluding valuations and a $2.5 million prepayment penalty collected	158,616	165,264	167,620	172,296	169,511
Tax-equivalent adjustment	5,135	5,652	4,929	10,787	10,251
Interest income on a tax-equivalent basis and excluding valuations	$163,751	$170,916	$174,440	$334,667	$346,238

Interest expense - GAAP	23,406	26,615	26,964	50,021	53,255

Net interest income - GAAP	$135,210	$138,649	$142,546	$273,859	$282,727

Net interest income excluding valuations	$135,210	$138,649	$142,547	$273,859	$282,732

Net interest income on a tax-equivalent basis and excluding valuations	$140,345	$144,301	$147,476	$284,646	$292,983

Average Balances
Loans and leases	$9,247,878	$8,997,418	$9,035,618	$9,122,648	$8,974,585
Total securities, other short-term investments and interest-bearing cash balances	3,636,532	3,055,546	2,641,185	3,347,656	2,637,641
Average interest-earning assets	$12,884,410	$12,052,964	$11,676,803	$12,470,304	$11,612,226

Average interest-bearing liabilities	$8,436,511	$8,099,199	$7,714,393	$8,222,854	$7,665,076

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.95%	5.51%	5.82%	5.22%	5.83%
Average rate on interest-bearing liabilities - GAAP	1.12%	1.34%	1.40%	1.22%	1.40%
Net interest spread - GAAP	3.83%	4.17%	4.42%	4.00%	4.43%
Net interest margin - GAAP	4.22%	4.63%	4.90%	4.42%	4.91%

Average yield on interest-earning assets excluding valuations	4.95%	5.51%	5.82%	5.22%	5.83%
Average rate on interest-bearing liabilities excluding valuations	1.12%	1.34%	1.40%	1.22%	1.40%
Net interest spread excluding valuations	3.83%	4.17%	4.42%	4.00%	4.43%
Net interest margin excluding valuations	4.22%	4.63%	4.90%	4.42%	4.91%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.11%	5.70%	5.99%	5.40%	6.01%
Average rate on interest-bearing liabilities excluding valuations	1.12%	1.34%	1.40%	1.22%	1.40%
Net interest spread on a tax-equivalent basis and excluding valuations	3.99%	4.36%	4.59%	4.18%	4.61%
Net interest margin on a tax-equivalent basis and excluding valuations	4.38%	4.82%	5.07%	4.59%	5.09%

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income and non-interest expenses to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the second and first quarters of 2020 and the second quarter of 2019 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income (loss) for the second and first quarters of 2020 and the second quarter of 2019 reflect the following exclusions:

- Benefit of $5.0 million, $1.2 million and $0.8 million recorded in the second quarter of 2020, first quarter of 2020, and second quarter of 2019, respectively, resulting from insurance recoveries associated with business interruption and hurricane-related expenses and impairments related to Hurricanes Irma and Maria.

- Merger and restructuring costs of $2.9 million and $0.8 million recorded in the second quarter of 2020 and first quarter of 2020, respectively, related to transaction costs and restructuring initiatives in connection with the pending acquisition of BSPR.

- COVID-19 pandemic-related expenses of $3.0 million and $0.4 million in the second quarter of 2020 and first quarter of 2020, respectively.

- Loss of $0.2 million and gain of $8.2 million on the sales of U.S. agencies MBS recorded in the second quarter of 2020 and first quarter of 2020, respectively.

- The tax-related effects of all of the pre-tax items mentioned in the above bullets as follows:

  Tax expense of $1.9 million, $0.4 million and $0.3 million in the second quarter of 2020, first quarter of 2020 and second quarter of 2019, respectively, related to the benefit of hurricane-related insurance recoveries (calculated based on the statutory tax rate of 37.5%).
  Tax benefit of $1.1 million and $0.3 million in the second quarter of 2020 and first quarter of 2020, respectively, related to merger and restructuring costs in connection with the pending acquisition of BSPR (calculated based on the statutory tax rate of 37.5%).
  Tax benefit of $1.1 million and $0.1 million in the second quarter of 2020 and first quarter of 2020, respectively, in connection with the COVID-19 pandemic-related expenses (calculated based on the statutory tax rate of 37.5%).
  No tax benefit/expense was recorded for the loss/gain on sales of U.S. agencies MBS in the second and first quarters of 2020. Those sales were recorded at the tax-exempt international banking entity subsidiary level.

  Adjusted non-interest expenses – The following tables reconcile for the second and first quarters of 2020 the non-interest expenses to adjusted non-interest expenses, which is a non-GAAP financial measure that exclude some of the Special Items identified above:
(Dollars in thousands)
Second Quarter 2020	As Reported (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic-Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$89,786	$2,902	$2,961	$83,923
Employees' compensation and benefits	39,532	-	1,695	37,837
Occupancy and equipment	16,376	-	851	15,525
Business promotion	2,314	-	295	2,019
Professional service fees	11,968	-	5	11,963
Taxes, other than income taxes	3,577	-	77	3,500
Insurance and supervisory fees	2,565	-	-	2,565
Net loss on other real estate owned operations	811	-	-	811
Merger and restrucuring costs	2,902	2,902	-	-
Other non-interest expenses	9,741	-	38	9,703

(Dollars in thousands)

First Quarter 2020	As Reported (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic-Related Expenses	Hurricane-Related Expenses Insurance Recoveries	Adjusted (Non-GAAP)

Non-interest expenses	$92,184	$845	$363	$(1,153)	$92,129
Employees' compensation and benefits	42,859	-	51	-	42,808
Occupancy and equipment	15,127	-	133	(789)	15,783
Business promotion	3,622	-	177	(184)	3,629
Professional service fees	11,793	-	-	(180)	11,973
Taxes, other than income taxes	3,880	-	2	-	3,878
Insurance and supervisory fees	2,609	-	-	-	2,609
Net loss on other real estate owned operations	1,188	-	-	-	1,188
Merger and restrucuring costs	845	845	-	-	-
Other non-interest expenses	10,261	-	-	-	10,261
  Allowance for credit losses on loans and finance leases to adjusted total loans held for investment ratio - The following table reconciles the ratio of the allowance for credit losses on loans and finance leases to adjusted total loans held for investment, excluding SBA PPP loans, as of June 30, 2020:

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of June 30, 2020

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$319,297	$9,366,216
Less:
SBA PPP loans	-	359,572
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$319,297	$9,006,644

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	3.41%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	3.55%

  Adjusted provision for credit losses on loans to net charge-offs ratios - The following table reconciles the ratio of the provision for credit losses on loans and finance leases to net charge-offs to the ratio of adjusted provision for credit losses on loans and finance leases to net charge-offs for the six-month period ended June 30, 20019 excluding the hurricane-related qualitative reserve releases, which the Corporation regards as a Special Item:

	Provision for credit losses for loans and finance leases to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Six-Month Period Ended June 30, 2019

(In thousands)	Provision for Credit Losses for Loans and Finance Leases	Net Charge-Offs

Provision for credit losses for loans and finance leases and net charge-offs (GAAP)	$24,354	$48,705
Less Special Item:
Hurrricane-related qualitative reserve release	6,425	-
Provision for credit losses for loans and finance leases and net charge-offs, excluding special item (Non-GAAP)	$30,779	$48,705

Provision for credit losses for loans and fisnace leases to net charge-offs (GAAP)	50.00%
Provision for credit losses for loans and finance leases to net charge-offs, excluding special item (Non-GAAP)	63.19%

Management believes that the presentation of adjusted net income (loss), adjusted non-interest expenses and adjustments to the various components of non-interest expenses, the ratio of allowance for credit losses to adjusted total loans held for investment, and the ratio of adjusted provision for credit losses for loans and finance leases to net charge-offs enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2020	2020	2019
ASSETS

Cash and due from banks	$1,203,791	$990,007	$546,391

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	97,392	97,408	97,408
Total money market investments	97,692	97,708	97,708

Investment securities available for sale, at fair value (allowance for credit losses of $1,631 as of June 30, 2020;
$368 as of March 31, 2020)	2,723,171	1,932,178	2,123,525

Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $9,268 as of June 30, 2020;
$9,268 as of March 31, 2020	129,265	129,266	138,675

Equity securities	36,262	39,630	38,249

Total investment securities	2,888,698	2,101,074	2,300,449

Loans, net of allowance for credit losses of $319,297
(March 31, 2020 - $292,774; December 31, 2019 - $155,139)	9,046,919	8,746,173	8,847,066
Loans held for sale, at lower of cost or market	38,986	12,046	39,477
Total loans, net	9,085,905	8,758,219	8,886,543

Premises and equipment, net	148,054	149,863	149,989
Other real estate owned	96,319	99,674	101,626
Accrued interest receivable on loans and investments	62,983	49,425	50,205
Deferred tax asset, net	306,175	307,829	264,842
Other assets	206,789	494,178	213,513
Total assets	$14,096,406	$13,047,977	$12,611,266

LIABILITIES

Deposits:
Non-interest-bearing deposits	$3,081,936	$2,404,932	$2,367,856
Interest-bearing deposits	7,614,750	7,157,381	6,980,573
Total deposits	10,696,686	9,562,313	9,348,429
Loans payable	-	60,000	-
Securities sold under agreements to repurchase	300,000	300,000	100,000
Advances from the Federal Home Loan Bank (FHLB)	490,000	565,000	570,000
Other borrowings	184,150	184,150	184,150
Accounts payable and other liabilities	210,736	176,763	180,614
Total liabilities	11,881,572	10,848,226	10,383,193

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 222,955,394 shares
(March 31, 2020 - 222,955,394 shares issued; December 31, 2019 - 222,103,721 shares issued)	22,296	22,296	22,210
Less: Treasury stock (at par value)	(480)	(480)	(474)

Common stock outstanding, 218,157,639 shares outstanding
(March 31, 2020 - 218,160,725 shares outstanding; December 31, 2019 - 217,359,337 shares outstanding)	21,816	21,816	21,736
Additional paid-in capital	943,816	942,516	941,652
Retained earnings	1,159,828	1,150,199	1,221,817
Accumulated other comprehensive income	53,270	49,116	6,764
Total stockholders' equity	2,214,834	2,199,751	2,228,073
Total liabilities and stockholders' equity	$14,096,406	$13,047,977	$12,611,266

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2020	2020	2019	2020	2019

Net interest income:
Interest income	$158,616	$165,264	$169,510	$323,880	$335,982
Interest expense	23,406	26,615	26,964	50,021	53,255
Net interest income	135,210	138,649	142,546	273,859	282,727
Provision for credit losses:
Loans	36,408	74,045	12,534	110,453	24,354
Unfunded loan commitments	1,343	1,819	-	3,162	(412)
Debt securities	1,263	1,502	-	2,765
Provision for credit losses	39,014	77,366	12,534	116,380	23,942
Net interest income after provision for credit losses	96,196	61,283	130,012	157,479	258,785

Non-interest income:
Service charges on deposit accounts	4,475	5,957	5,887	10,432	11,603
Mortgage banking activities	3,686	3,788	4,395	7,474	8,022
Net (loss) gain on sales of investments	(155)	8,247	-	8,092	-
Other non-interest income	12,886	12,208	11,941	25,094	25,141
Total non-interest income	20,892	30,200	22,223	51,092	44,766

Non-interest expenses:
Employees' compensation and benefits	39,532	42,859	40,813	82,391	80,109
Occupancy and equipment	16,376	15,127	15,834	31,503	31,889
Business promotion	2,314	3,622	3,940	5,936	7,646
Professional service fees	11,968	11,793	11,671	23,761	21,981
Taxes, other than income taxes	3,577	3,880	3,737	7,457	7,557
Insurance and supervisory fees	2,565	2,609	2,029	5,174	4,897
Net loss on other real estate owned operations	811	1,188	5,043	1,999	8,786
Merger and restructuring costs	2,902	845	-	3,747	-
Other non-interest expenses	9,741	10,261	9,870	20,002	20,456
Total non-interest expenses	89,786	92,184	92,937	181,970	183,321

Income (loss) before income taxes	27,302	(701)	59,298	26,601	120,230
Income tax (expense) benefit	(6,046)	2,967	(18,011)	(3,079)	(35,629)

Net income	$21,256	$2,266	$41,287	$23,522	$84,601

Net income attributable to common stockholders	$20,587	$1,597	$40,618	$22,184	$83,263

Earnings per common share:

Basic	$0.09	$0.01	$0.19	$0.10	$0.38
Diluted	$0.09	$0.01	$0.19	$0.10	$0.38

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Condensed Income Statements:
Total interest income	$158,616	$165,264	$169,510	$323,880	$335,982
Total interest expense	23,406	26,615	26,964	50,021	53,255
Net interest income	135,210	138,649	142,546	273,859	282,727
Provision for credit losses	39,014	77,366	12,534	116,380	23,942
Non-interest income	20,892	30,200	22,223	51,092	44,766
Non-interest expenses	89,786	92,184	92,937	181,970	183,321
Income (loss) before income taxes	27,302	(701)	59,298	26,601	120,230
Income tax (expense) benefit	(6,046)	2,967	(18,011)	(3,079)	(35,629)
Net income	21,256	2,266	41,287	23,522	84,601
Net income attributable to common stockholders	20,587	1,597	40,618	22,184	83,263

Per Common Share Results:
Net earnings per share - basic	$0.09	$0.01	$0.19	$0.10	$0.38
Net earnings per share - diluted	$0.09	$0.01	$0.19	$0.10	$0.38
Cash dividends declared	$0.05	$0.05	$0.03	$0.10	$0.06
Average shares outstanding	216,920	216,785	216,674	216,853	216,507
Average shares outstanding diluted	217,570	217,314	216,978	217,442	216,965
Book value per common share	$9.99	$9.92	$9.74	$9.99	$9.74
Tangible book value per common share (1)	$9.83	$9.76	$9.57	$9.83	$9.57

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.63	0.07	1.33	0.36	1.38
Interest Rate Spread (2)	3.99	4.36	4.59	4.18	4.61
Net Interest Margin (2)	4.38	4.82	5.07	4.59	5.09
Return on Average Total Equity	3.86	0.41	7.77	2.13	8.09
Return on Average Common Equity	3.80	0.29	7.90	2.05	8.23
Average Total Equity to Average Total Assets	16.32	17.38	17.12	16.83	17.05
Total capital	25.08	25.42	24.25	25.08	24.25
Common equity Tier 1 capital	21.52	21.79	20.63	21.52	20.63
Tier 1 capital	21.90	22.19	21.03	21.90	21.03
Leverage	15.23	15.98	15.64	15.23	15.64
Tangible common equity ratio (1)	15.25	16.36	16.64	15.25	16.64
Dividend payout ratio	52.68	678.80	16.00	97.75	15.60
Efficiency ratio (3)	57.52	54.60	56.40	56.00	55.98

Asset Quality:
Allowance for credit losses on loans and finance leases to loans held for investment	3.41	3.24	1.89	3.41	1.89
Net charge-offs (annualized) to average loans	0.43	0.78	1.07	0.60	1.09
Provision for credit losses for loans and finance leases to net charge-offs (4)	368.31	421.31	51.68	402.23	50.00
Non-performing assets to total assets	2.16	2.44	3.06	2.16	3.06
Nonaccrual loans held for investment to total loans held for investment	2.18	2.35	2.78	2.18	2.78
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment	156.54	137.91	67.96	156.54	67.96
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment,
excluding residential real estate loans	390.70	327.52	139.16	390.70	139.16

Other Information:
Common Stock Price: End of period	$5.59	$5.32	$11.04	$5.59	$11.04

1- Non-GAAP financial measure. See page 20 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 24 for GAAP to Non-GAAP reconciliations and refer to discussions in Table 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4- The ratio of the provision for credit losses for loans and finance leases to net charge-offs, excluding the hurricane-related qualitative reserve release was 63.19% for the six-month period ended June 30, 2019.

Table 2 - Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)
(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2020	2020	2019	2020	2020	2019	2020	2020	2019

Interest-earning assets:
Money market & other short-term investments	$1,073,669	$770,708	$590,517	$283	$2,262	$3,440	0.11%	1.18%	2.34%
Government obligations (2)	737,301	481,967	720,106	5,263	5,301	7,254	2.87%	4.42%	4.04%
Mortgage-backed securities	1,787,611	1,763,813	1,285,812	12,340	14,009	10,316	2.78%	3.19%	3.22%
FHLB stock	31,684	33,390	41,720	490	596	657	6.22%	7.18%	6.32%
Other investments	6,267	5,668	3,030	10	11	7	0.64%	0.78%	0.93%
Total investments (3)	3,636,532	3,055,546	2,641,185	18,386	22,179	21,674	2.03%	2.92%	3.29%
Residential mortgage loans	2,847,192	2,890,810	3,075,037	37,812	38,655	41,350	5.34%	5.38%	5.39%
Construction loans	169,508	122,120	91,711	2,185	1,881	1,511	5.18%	6.20%	6.61%
C&I and commercial mortgage loans	3,944,614	3,679,470	3,809,702	46,755	47,972	54,693	4.77%	5.24%	5.76%
Finance leases	429,286	421,740	360,224	7,747	7,919	6,735	7.26%	7.55%	7.50%
Consumer loans	1,857,278	1,883,278	1,698,944	50,866	52,310	48,477	11.02%	11.17%	11.44%
Total loans (4) (5)	9,247,878	8,997,418	9,035,618	145,365	148,737	152,766	6.32%	6.65%	6.78%
Total interest-earning assets	$12,884,410	$12,052,964	$11,676,803	$163,751	$170,916	$174,440	5.11%	5.70%	5.99%

Interest-bearing liabilities:
Brokered CDs	$418,246	$429,106	$509,102	$2,270	$2,452	$2,782	2.18%	2.30%	2.19%
Other interest-bearing deposits	6,987,301	6,580,393	6,181,141	14,727	17,202	16,321	0.85%	1.05%	1.06%
Loans payable	29,451	4,396	-	18	3	-	0.25%	0.27%	-
Other borrowed funds	484,150	440,194	284,150	3,521	3,950	4,034	2.92%	3.61%	5.69%
FHLB advances	517,363	555,110	740,000	2,870	3,008	3,827	2.23%	2.18%	2.07%
Total interest-bearing liabilities	$8,436,511	$8,009,199	$7,714,393	$23,406	$26,615	$26,964	1.12%	1.34%	1.40%
Net interest income				$140,345	$144,301	$147,476
Interest rate spread							3.99%	4.36%	4.59%
Net interest margin							4.38%	4.82%	5.07%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 24 for GAAP to Non-GAAP reconciliations.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $0.9 million, $2.2 million and $1.9 million for the quarters ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 - Year-To-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)
(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
Six-Month Period Ended	2020	2019	2020	2019	2020	2019

Interest-earning assets:
Money market & other short-term investments	$922,188	$540,559	$2,545	$6,269	0.55%	2.34%
Government obligations (2)	609,636	742,553	10,564	14,730	3.48%	4.00%
Mortgage-backed securities	1,777,327	1,309,650	26,349	22,213	2.98%	3.42%
FHLB stock	32,537	41,825	1,086	1,353	6.71%	6.52%
Other investments	5,968	3,054	21	13	0.71%	0.86%
Total investments (3)	3,347,656	2,637,641	40,565	44,578	2.44%	3.41%
Residential mortgage loans	2,869,001	3,098,574	76,467	83,169	5.36%	5.41%
Construction loans	145,814	88,615	4,066	2,840	5.61%	6.46%
C&I and commercial mortgage loans	3,812,042	3,767,329	94,727	107,975	5.00%	5.78%
Finance leases	425,513	351,058	15,666	13,121	7.40%	7.54%
Consumer loans	1,870,278	1,669,009	103,176	94,555	11.09%	11.42%
Total loans (4) (5)	9,122,648	8,974,585	294,102	301,660	6.48%	6.78%
Total interest-earning assets	$12,470,304	$11,612,226	$334,667	$346,238	5.40%	6.01%

Interest-bearing liabilities:
Brokered CDs	$423,676	$516,141	$4,722	$5,469	2.24%	2.14%
Other interest-bearing deposits	6,783,847	6,103,478	31,929	31,126	0.95%	1.03%
Loans payable	16,923	-	21	-	0.25%	-
Other borrowed funds	462,172	305,457	7,471	9,048	3.25%	5.97%
FHLB advances	536,236	740,000	5,878	7,612	2.20%	2.07%
Total interest-bearing liabilities	$8,222,854	$7,665,076	$50,021	$53,255	1.22%	1.40%
Net interest income			$284,646	$292,983
Interest rate spread					4.18%	4.61%
Net interest margin					4.59%	5.09%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 24 for GAAP to Non-GAAP reconciliation.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $3.2 million and $4.0 million for the six-month periods ended June 30, 2020 and 2019, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 - Non-Interest Income
	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2020	2020	2019	2020	2019

Service charges on deposit accounts	$4,475	$5,957	$5,887	$10,432	$11,603
Mortgage banking activities	3,686	3,788	4,395	7,474	8,022
Insurance income	1,381	4,582	2,025	5,963	6,275
Other operating income	11,505	7,626	9,916	19,131	18,866

Non-interest income before net gain on
sales of investments	21,047	21,953	22,223	43,000	44,766
Net (loss) gain on sales of investments	(155)	8,247	-	8,092	-

	$20,892	$30,200	$22,223	$51,092	$44,766
Table 5 - Non-Interest Expenses
	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2020	2020	2019	2020	2019

Employees' compensation and benefits	$39,532	$42,859	$40,813	$82,391	$80,109
Occupancy and equipment	16,376	15,127	15,834	31,503	31,889
Deposit insurance premium	1,436	1,522	1,482	2,958	3,180
Other insurance and supervisory fees	1,129	1,087	547	2,216	1,717
Taxes, other than income taxes	3,577	3,880	3,737	7,457	7,557
Professional fees:
Collections, appraisals and other credit related fees	1,387	1,696	1,946	3,083	3,663
Outsourcing technology services	7,672	6,829	5,798	14,501	11,318
Other professional fees	2,909	3,268	3,927	6,177	7,000
Credit and debit card processing expenses	3,938	3,950	3,820	7,888	7,974
Business promotion	2,314	3,622	3,940	5,936	7,646
Communications	1,852	1,877	1,714	3,729	3,466
Net loss on OREO operations	811	1,188	5,043	1,999	8,786
Merger and restructuring costs	2,902	845	-	3,747	-
Other	3,951	4,434	4,336	8,385	9,016
Total	$89,786	$92,184	$92,937	$181,970	$183,321

Table 6 - Selected Balance Sheet Data
(In thousands)	As of
	June 30,	March 31,	December 31,
	2020	2020	2019
Balance Sheet Data:
Loans, including loans held for sale	$9,405,202	$9,050,993	$9,041,682
Allowance for credit losses for loans and finance leases	319,297	292,774	155,139
Money market and investment securities, net of allowance for credit losses for debt securities	2,986,390	2,198,782	2,398,157
Intangible assets	34,246	34,958	35,671
Deferred tax asset, net	306,175	307,829	264,842
Total assets	14,096,406	13,047,977	12,611,266
Deposits	10,696,686	9,562,313	9,348,429
Borrowings	974,150	1,109,150	854,150
Total preferred equity	36,104	36,104	36,104
Total common equity	2,125,460	2,114,531	2,185,205
Accumulated other comprehensive income, net of tax	53,270	49,116	6,764
Total equity	2,214,834	2,199,751	2,228,073
Table 7 - Loan Portfolio Composition of the loan portfolio including loans held for sale at period-end.
(In thousands)	As of
	June 30,	March 31,	December 31,
	2020	2020	2019

Residential mortgage loans	$2,890,301	$2,875,672	$2,933,773

Commercial loans:
Construction loans	177,777	159,675	111,317
Commercial mortgage loans	1,455,083	1,454,753	1,444,586
Commercial and Industrial loans	2,547,812	2,236,218	2,230,876
Commercial loans	4,180,672	3,850,646	3,786,779

Finance leases	438,851	429,146	414,532

Consumer loans	1,856,392	1,883,483	1,867,121
Loans held for investment	9,366,216	9,038,947	9,002,205
Loans held for sale	38,986	12,046	39,477
Total loans	$9,405,202	$9,050,993	$9,041,682

Table 8 - Loan Portfolio by Geography
(In thousands)	As of June 30, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,117,708	$222,581	$550,012	$2,890,301

Commercial loans:
Construction loans	51,294	11,512	114,971	177,777
Commercial mortgage loans	1,022,185	62,600	370,298	1,455,083
Commercial and Industrial loans	1,475,110	131,419	941,283	2,547,812
Commercial loans	2,548,589	205,531	1,426,552	4,180,672

Finance leases	438,851	-	-	438,851

Consumer loans	1,771,659	51,163	33,570	1,856,392
Loans held for investment	6,876,807	479,275	2,010,134	9,366,216

Loans held for sale	30,525	-	8,461	38,986
Total loans	$6,907,332	$479,275	$2,018,595	$9,405,202

(In thousands)	As of March 31, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$ 2,094,269	$ 223,903	$ 557,500	$ 2,875,672

Commercial loans:
Construction loans	46,291	12,222	101,162	159,675
Commercial mortgage loans	1,014,664	64,725	375,364	1,454,753
Commercial and Industrial loans	1,266,200	105,228	864,790	2,236,218
Commercial loans	2,327,155	182,175	1,341,316	3,850,646

Finance leases	429,146	-	-	429,146

Consumer loans	1,795,956	51,302	36,225	1,883,483
Loans held for investment	6,646,526	457,380	1,935,041	9,038,947

Loans held for sale	7,628	88	4,330	12,046
Total loans	$ 6,654,154	$ 457,468	$ 1,939,371	$ 9,050,993

(In thousands)	As of December 31, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$ 2,136,818	$ 230,769	$ 566,186	$ 2,933,773

Commercial loans:
Construction loans	36,102	12,144	63,071	111,317
Commercial mortgage loans	1,012,523	67,377	364,686	1,444,586
Commercial and Industrial loans	1,285,594	105,819	839,463	2,230,876
Commercial loans	2,334,219	185,340	1,267,220	3,786,779

Finance leases	414,532	-	-	414,532

Consumer loans	1,776,675	49,924	40,522	1,867,121
Loans held for investment	6,662,244	466,033	1,873,928	9,002,205

Loans held for sale	33,709	350	5,418	39,477
Total loans	$ 6,695,953	$ 466,383	$ 1,879,346	$ 9,041,682

Table 9 - Non-Performing Assets

	As of
(Dollars in thousands)	June 30,	March 31,	December 31,
	2020	2020	2019
Nonaccrual loans held for investment:
Residential mortgage	$ 122,249	$ 122,903	$ 121,408
Commercial mortgage	34,109	35,953	40,076
Commercial and Industrial	19,995	19,734	18,773
Construction	9,574	9,663	9,782
Consumer and Finance leases	18,047	24,042	20,629
Total nonaccrual loans held for investment	203,974	212,295	210,668

OREO	96,319	99,674	101,626
Other repossessed property	3,554	5,832	5,115
Total non-performing assets, excluding nonaccrual loans held for sale	$ 303,847	$ 317,801	$ 317,409

Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale (1)	$ 303,847	$ 317,801	$ 317,409

Past-due loans 90 days and still accruing (2) (3)	$ 164,519	$ 132,058	$ 135,490
Allowance for credit losses on loans	$ 319,297	$ 292,774	$ 155,139
Allowance for credit losses on loans to total nonaccrual loans held for investment	156.54%	137.91%	73.64%
Allowance for credit losses on loans to total nonaccrual loans held for investment, excluding residential real estate loans	390.70%	327.52%	173.81%

(1)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of June 30, 2020, March 31, 2020, and December 31, 2019 amounted to $134.4 million, $134.0 million, and $136.7 million, respectively.

(2)

Includes 90-days past due and still accruing PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining the loan pools both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. The amortized cost of 90-days past due and still accruing PCD loans as of June 30, 2020, March 31, 2020, and December 31, 2019 amounted to $25.3 million, $25.4 million, and $27.0 million, respectively.

(3)	These include loans rebooked, which were previously pooled into GNMA securities amounting to $69.9 million (March 31, 2020 - $34.8 million; December 31, 2019 - $35.3 million). 'Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 10 - Non-Performing Assets by Geography
	As of
(In thousands)	June 30,	March 31,	December 31,
	2020	2020	2019
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$97,715	$98,529	$97,214
Commercial mortgage	22,354	22,061	23,963
Commercial and Industrial	18,283	17,988	16,155
Construction	1,910	1,992	2,024
Finance leases	1,521	1,925	1,354
Consumer	15,480	20,823	18,129
Total nonaccrual loans held for investment	157,263	163,318	158,839

OREO	90,688	94,151	96,585
Other repossessed property	3,404	5,619	4,810
Total non-performing assets, excluding nonaccrual loans held for sale	$251,355	$263,088	$260,234
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale (1)	$251,355	$263,088	$260,234
Past-due loans 90 days and still accruing (2) (3)	$161,959	$125,623	$129,463

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$10,295	$10,191	$10,903
Commercial mortgage	11,755	13,892	16,113
Commercial and Industrial	1,443	1,454	2,303
Construction	7,664	7,671	7,758
Consumer	204	439	467
Total nonaccrual loans held for investment	31,361	33,647	37,544

OREO	5,420	5,328	4,909
Other repossessed property	119	103	146
Total non-performing assets, excluding nonaccrual loans held for sale	$36,900	$39,078	$42,599
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$36,900	$39,078	$42,599
Past-due loans 90 days and still accruing	$2,310	$5,723	$5,898

United States:
Nonaccrual loans held for investment:
Residential mortgage	$14,239	$14,183	$13,291
Commercial mortgage	-	-	-
Commercial and Industrial	269	292	315
Construction	-	-	-
Consumer	842	855	679
Total nonaccrual loans held for investment	15,350	15,330	14,285

OREO	211	195	132
Other repossessed property	31	110	159
Total non-performing assets, excluding nonaccrual loans held for sale	$15,592	$15,635	$14,576
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$15,592	$15,635	$14,576
Past-due loans 90 days and still accruing	$250	$712	$129
(1)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of June 30, 2020, March 31,2020 and December 31, 2019 amounted to $134.4 million, $134.0 million, and $136.7 million, respectively.

(2)	Includes 90-days past due and still accruing PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining the loan pools both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. The amortized cost of 90-days past due and still accruing PCD loans as of June 30, 2020, March 31, 2020 and December 31, 2019 amounted to $25.3 million, $25.4 million and $27.0 million, respectively.

(3)	These include loans rebooked, which were previously pooled into GNMA securities amounting to $69.9 million (March 31, 2020 - $34.8 million; December 31, 2019 - $35.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 11 – Allowance for Credit Losses for Loans and Finance Leases

	Quarter Ended			Six-Month Period Ended
(Dollars in thousands)	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019

Allowance for credit losses on loans and finance leases, beginning balance	$292,774	$155,139	$183,732	$155,139	$196,362
Impact of adopting ASC 326	-	81,165	-	81,165	-
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	292,774	236,304	183,732	236,304	196,362
Provision for credit losses on loans and finance leases	36,408	74,045	12,534	110,453	24,354
Net (charge-offs) recoveries of loans:
Residential mortgage	(1,794)	(3,779)	(4,188)	(5,573)	(9,735)
Commercial mortgage	25	(84)	(11,598)	(59)	(13,870)
Commercial and Industrial	5	(10)	(83)	(5)	(5,299)
Construction	(54)	24	237	(30)	71
Consumer and finance leases	(8,067)	(13,726)	(8,623)	(21,793)	(19,872)
Net charge-offs	(9,885)	(17,575)	(24,255)	(27,460)	(48,705)
Allowance for credit losses on loans and finance leases, end of period	$319,297	$292,774	$172,011	$319,297	$172,011

Allowance for credit losses on loans and finance leases to period end total loans held for investment	3.41%	3.24%	1.89%	3.41%	1.89%
Net charge-offs (annualized) to average loans outstanding during the period	0.43%	0.78%	1.07%	0.60%	1.09%
Provision for credit losses on loans and finance leases to net charge-offs during the period	3.68x	4.21x	0.52x	4.02x	0.50x
Provision for credit losses on loans and finance leases to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in
the first six months of 2019	3.68x	4.21x	0.52x	4.02x	0.63x

(1) Net of a $6.4 million net credit loss reserve release on loans associated with the effect of Hurricanes Irma and Maria.

Table 12 – Net Charge-Offs to Average Loans

	Six-Month
	Period Ended	Year Ended
	June 30, 2020	December 31,	December 31,	December 31,	December 31,
	(annualized)	2019	2018	2017	2016

Residential mortgage	0.39%	0.66%	0.67%	0.79%	0.93%

Commercial mortgage	0.01%	0.97%	1.03%	2.42%	1.28%

Commercial and Industrial	0.00%	0.16%	0.38%	0.66%	1.11%

Construction	0.04%	-0.28%	6.75%	2.05%	1.02%

Consumer and finance leases	1.90%	2.05%	2.31%	2.12%	2.63%

Total loans	0.60%	0.91%	1.09%	1.33%	1.37%

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003